CONTACTS:
Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Meritor Reports Second-Quarter Fiscal Year 2021 Results

TROY, Mich. (May 4, 2021) – Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter that ended March 31, 2021.

Second-Quarter Highlights
•Sales of $983 million
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor of $63 million
•Diluted earnings per share from continuing operations of $0.86
•Adjusted income from continuing operations attributable to the company of $50 million, or $0.68 per adjusted diluted share
•Adjusted EBITDA of $111 million and adjusted EBITDA margin of 11.3 percent
•Operating cash flow of $63 million
•Free cash flow of $47 million

Change in Non-GAAP Measures
Beginning in the second quarter of fiscal year 2021, the company revised its presentation of two non-GAAP measures, adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share, to better align with SEC guidance. The adjustment for non-cash tax expenses related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits will no longer be included in these two non-GAAP measures; however, the underlying availability and benefit of the tax attributes to offset taxable income has not changed. For comparability, references to prior periods’ non-GAAP measures have also been updated to show the effect of omitting the non-cash tax expense adjustment from adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share – see proforma table below.

Second-Quarter Results
For the second quarter of fiscal year 2021, Meritor posted sales of $983 million, up $112 million, or approximately 13 percent, from the same period last year. The increase in sales was primarily driven by higher global truck production in all markets, partially offset by the impact of the termination of our distribution arrangement with WABCO Holdings, Inc. ("WABCO"), which occurred late in the second quarter of fiscal year 2020.

Net income attributable to Meritor was $63 million, or $0.86 per diluted share, compared to $241 million, or $3.20 per diluted share, in the same period last year. Net income from continuing operations attributable to Meritor was $63 million, or $0.86 per diluted share, compared to $240 million, or $3.19 per diluted share, in the same period last year. Lower net income year over year was driven primarily by $203 million of after-tax income associated with the termination of the distribution arrangement with WABCO during the second quarter of fiscal year 2020, partially offset by the recognition of $15 million of after-tax income related to value-added tax credits in Meritor’s wholly-

owned Brazilian subsidiary during the second quarter of fiscal year 2021 and cost reduction actions executed in the second half of fiscal year 2020.

Adjusted income from continuing operations attributable to the company in the second quarter of fiscal year 2021 was $50 million, or $0.68 per adjusted diluted share, compared to $48 million, or $0.64 per adjusted diluted share, in the same period last year.

Adjusted EBITDA was $111 million, compared to $107 million in the second quarter of fiscal year 2020. Adjusted EBITDA margin was 11.3 percent, compared to 12.3 percent in the same period last year. The increase in adjusted EBITDA year over year was driven primarily by conversion on higher sales and cost reduction actions executed in the second half of the prior fiscal year, partially offset by higher incentive compensation and freight costs. Adjusted EBITDA margin decreased year over year due primarily to increased incentive compensation expense.

Cash provided by operating activities was $63 million in the second quarter of fiscal year 2021, compared to cash provided by operating activities of $309 million in the second quarter of fiscal year 2020. The decrease in operating cash flow year over year was driven primarily by $265 million of cash received from the termination of the distribution arrangement with WABCO in the second quarter of fiscal year 2020.

Second-Quarter Segment Results
Commercial Truck sales for the second quarter of fiscal year 2021 were $777 million, up $146 million, or 23 percent, compared to the same period last year. The increase in sales was primarily driven by higher global truck production in all markets.

Segment adjusted EBITDA for Commercial Truck was $73 million, up $15 million, compared to the second quarter of fiscal year 2020. Segment adjusted EBITDA margin increased to 9.4 percent in the second quarter of fiscal year 2021, compared to 9.2 percent in the same period of the prior year. The increase in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by conversion on higher revenue and cost reduction actions, partially offset by higher incentive compensation and freight costs.

The Aftermarket & Industrial segment posted sales of $247 million in the second quarter of fiscal year 2021, down $30 million, or 11 percent, from the same period a year ago. The decrease in sales in the second quarter of fiscal year 2021 was due primarily to the impact from the termination of the WABCO distribution arrangement.

Segment adjusted EBITDA for Aftermarket & Industrial was $34 million, down $12 million, compared to the second quarter of fiscal year 2020. Segment adjusted EBITDA margin decreased to 13.8 percent in the second quarter of fiscal year 2021, compared to 16.6 percent in the same period of the prior year. The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by the impact from the termination of the WABCO distribution arrangement and increased incentive compensation costs, partially offset by cost reduction actions.

Capital Structure
The company is announcing today that it will issue a notice of redemption for the remaining aggregate principal amount of its 6.25% notes due 2024 in the amount of $175,000,000.

Outlook for Fiscal Year 2021
•Revenue to be in the range of $3.65 billion to $3.8 billion

•Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $145 million to $155 million
•Diluted earnings per share from continuing operations to be in the range of $2.00 to $2.15
•Adjusted diluted earnings per share from continuing operations to be in the range of $2.15 to $2.30
•Adjusted EBITDA margin to be in the range of 10.6 percent to 10.8 percent
•Operating cash flow to be in the range of $205 million to $220 million
•Free cash flow to be in the range of $110 million to $125 million

“We are maintaining our full-year guidance for fiscal year 2021 despite anticipated headwinds from higher steel costs and increased electrification expense as we continue to win new business,” said Chris Villavarayan, president and CEO of Meritor. “Our path to successfully complete M2022 remains on-track.”

Second-Quarter Fiscal Year 2021 Conference Call
Meritor will host a conference call and webcast to discuss the company's second-quarter results for fiscal year 2021 on Tuesday, May 4, at 9 a.m. ET.

To participate, call (844) 412-1003 from within the U.S. or (216) 562-0450 from outside the U.S. at least 10 minutes prior to the start of the call. Please reference conference ID:1999651 when registering. Investors can also listen to the conference call in real time or access a recording of the call after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 12 p.m. ET on May 4 until 12 p.m. ET on May 11 by calling (855) 859-2056 from within the United States or (404) 537-3406 from outside the U.S. Please refer to replay conference ID 1999651. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of more than 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.
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Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, and financial markets, as well as our industry, operations, workforce, supply chains, distribution systems and demand for our products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc., AxleTech and Transportation Power, Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2020 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and free cash flow conversion.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Free cash flow conversion is defined as free cash flow over adjusted income from continuing operations attributable to the company. Beginning in the second quarter of fiscal year 2021, the company will no longer include an adjustment for non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits in adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations and free cash flow conversion are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, measure value creation, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow conversion is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow and provides useful information about our ability to achieve strategic goals.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow conversion as key metrics to determine management’s performance under our performance-based compensation plans, provided that, solely for this purpose, adjusted diluted earnings (loss) from continuing operations also includes an adjustment related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin and free cash flow conversion should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income or cash flow conversion calculations as an indicator of our financial performance. Free cash flow and free cash flow conversion should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Sales	$983	$871	$1,872	$1,772
Cost of sales	(835)	(757)	(1,609)	(1,531)
GROSS PROFIT	148	114	263	241
Selling, general and administrative	(69)	(59)	(134)	(129)
Income from WABCO distribution termination	—	265	—	265
Other operating expense, net	(2)	(10)	(9)	(15)
OPERATING INCOME	77	310	120	362
Other income, net	23	14	37	24
Equity in earnings of affiliates	5	6	16	12
Interest expense, net	(17)	(16)	(45)	(30)
INCOME BEFORE INCOME TAXES	88	314	128	368
Provision for income taxes	(22)	(73)	(29)	(86)
INCOME FROM CONTINUING OPERATIONS	66	241	99	282
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	1	—	1
NET INCOME	66	242	99	283
Less: Net income attributable to noncontrolling interests	(3)	(1)	(4)	(3)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$63	$241	$95	$280

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$63	$240	$95	$279
Income from discontinued operations	—	1	—	1
Net income	$63	$241	$95	$280

DILUTED EARNINGS PER SHARE
Continuing operations	$0.86	$3.19	$1.30	$3.58
Discontinued operations	—	0.01	—	0.01
Diluted earnings per share	$0.86	$3.20	$1.30	$3.59

Diluted average common shares outstanding	73.4	75.3	73.3	78.0

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2021	September 30, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$321	$315
Receivables, trade and other, net	604	479
Inventories	510	435
Other current assets	72	54
TOTAL CURRENT ASSETS	1,507	1,283
NET PROPERTY	502	515
GOODWILL	510	501
OTHER ASSETS	621	585
TOTAL ASSETS	$3,140	$2,884
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$17	$39
Accounts and notes payable	593	423
Other current liabilities	279	264
TOTAL CURRENT LIABILITIES	889	726
LONG-TERM DEBT	1,186	1,188
RETIREMENT BENEFITS	176	196
OTHER LIABILITIES	276	279
TOTAL LIABILITIES	2,527	2,389

EQUITY:
Common stock (March 31, 2021 and September 30, 2020, 104.0 and 103.7 shares issued and 72.6 and 72.3 shares outstanding, respectively)	106	105
Additional paid-in capital	788	808
Retained earnings	831	736
Treasury stock, at cost (March 31, 2021 and September 30, 2020, 31.4 and 31.4 shares, respectively)	(573)	(573)
Accumulated other comprehensive loss	(575)	(614)
Total equity attributable to Meritor, Inc.	577	462
Noncontrolling interests	36	33
TOTAL EQUITY	613	495
TOTAL LIABILITIES AND EQUITY	$3,140	$2,884

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net income attributable to Meritor, Inc.	$63	$241	$95	$280
Income from discontinued operations, net of tax, attributable to Meritor, Inc.	—	(1)	—	(1)
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$63	$240	$95	$279

Interest expense, net	17	16	45	30
Provision for income taxes	22	73	29	86
Depreciation and amortization	25	26	52	50
Noncontrolling interests	3	1	4	3
Loss on sale of receivables	1	1	2	2
Transaction costs	—	5	—	5
Restructuring	2	10	8	15
Income from WABCO distribution termination	—	(265)	—	(265)
Brazil VAT Credit (1)	(22)	—	(22)	—
Adjusted EBITDA	$111	$107	$213	$205

Adjusted EBITDA margin (2)	11.3%	12.3%	11.4%	11.6%

Unallocated legacy and corporate expense (income), net (3)	(4)	(3)	(8)	(5)
Segment adjusted EBITDA	$107	$104	$205	$200

Commercial Truck (4)
Segment adjusted EBITDA	$73	$58	$136	$115
Segment adjusted EBITDA margin (5)	9.4%	9.2%	9.3%	8.9%

Aftermarket & Industrial (4)
Segment adjusted EBITDA	$34	$46	$69	$85
Segment adjusted EBITDA margin (5)	13.8%	16.6%	14.3%	15.4%

Sales (4)
Commercial Truck	$777	$631	$1,468	$1,294
Aftermarket & Industrial	247	277	481	552
Intersegment Sales	(41)	(37)	(77)	(74)
Total Sales	$983	$871	$1,872	$1,772
(1) Amount relates to a pre-tax loss recovery, net of legal expenses, on the overpayment of VAT in Brazil.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(4) Amounts for the three and six months ended March 31, 2020 have been recast to reflect reportable segment changes.
(5) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES
Income from continuing operations	$99	$282
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	52	50
Deferred income tax expense (benefit)	2	(4)
Restructuring costs	8	15
Equity in earnings of affiliates	(16)	(12)
Stock compensation expense	10	1
Pension and retiree medical income	(26)	(21)
Loss on debt extinguishment	8	—
Dividends received from equity method investments	2	—
Pension and retiree medical contributions	(6)	(7)
Restructuring payments	(8)	(15)
Changes in off-balance sheet accounts receivable securitization and factoring programs	35	20
Changes in receivables, inventories and accounts payable	(63)	(8)
Changes in other current assets and liabilities	5	(49)
Changes in other assets and liabilities	5	38
Operating cash flows provided by continuing operations	107	290
Operating cash flows used for discontinued operations	—	—
CASH PROVIDED BY OPERATING ACTIVITIES	107	290
INVESTING ACTIVITIES
Capital expenditures	(26)	(33)
Cash paid for acquisition of Transportation Power, Inc., net of cash acquired	—	(13)
Other investing activities	(3)	9
CASH USED FOR INVESTING ACTIVITIES	(29)	(37)
FINANCING ACTIVITIES
Securitization	—	96
Borrowings against revolving line of credit	—	304
Proceeds from debt issuance	275	—
Redemption of notes	(281)	—
Redemption of convertible notes	(53)	—
Debt issuance costs	(5)	—
Term loan payments	(7)	(4)
Other financing activities	(1)	(1)
Net change in debt	(72)	395
Repurchase of common stock	—	(241)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(72)	154
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	(7)
CHANGE IN CASH AND CASH EQUIVALENTS	6	400
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	315	108
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$321	$508

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Cash provided by operating activities	$63	$309	$107	$290
Capital expenditures	(16)	(17)	(26)	(33)
Free cash flow	$47	$292	$81	$257

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020 (3)	2021	2020 (3)
Income from continuing operations attributable to Meritor, Inc.	$63	$240	$95	$279
Adjustments:
Restructuring	2	10	8	15
Loss on debt extinguishment	—	—	8	—
Income from WABCO distribution termination	—	(265)	—	(265)
Transaction costs	—	5	—	5
Brazil VAT Credit (1)	(22)	—	(22)	—
Tax effect of adjustments (2)	7	58	4	57
Adjusted income from continuing operations attributable to Meritor, Inc.	$50	$48	$93	$91

Diluted earnings per share from continuing operations	$0.86	$3.19	$1.30	$3.58
Impact of adjustments on diluted earnings per share	(0.18)	(2.55)	(0.03)	(2.41)
Adjusted diluted earnings per share from continuing operations	$0.68	$0.64	$1.27	$1.17

Diluted average common shares outstanding	73.4	75.3	73.3	78.0
(1) Amount relates to a pre-tax loss recovery, net of legal expenses, on the overpayment of VAT in Brazil.
(2) Amount for the three months ended March 31, 2021 includes $7 million of income tax expense related to the Brazil VAT credit. Amount for the six months ended March 31, 2021 includes $7 million of income tax expense related to the Brazil VAT credit, $2 million of income tax benefits for the loss on debt extinguishment and $1 million of income tax benefits related to restructuring. Amount for the three months ended March 31, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $3 million of income tax benefits related to restructuring and $1 million of income tax benefits related to AxleTech transaction costs. Amount for the six months ended March 31, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $4 million of income tax benefits related to restructuring and $1 million of income tax benefits related to AxleTech transaction costs.
(3) For comparability, amounts for the three and six months ended March 31, 2020 have been updated to show the effect of omitting the non-cash tax adjustment from the calculation of adjusted income from continuing operations attributable to the company and adjusted diluted earnings per share from continuing operations.

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2021— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year 2021 Outlook (1)
Net income attributable to Meritor, Inc.	$~145 - 155
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$~145 - 155
Interest expense, net	~80
Provision for income taxes	~50 - 55
Brazil VAT Credit	(22)
Noncontrolling interests	~ 10
Depreciation and amortization	~105
Restructuring	~15
Other	~4 - 12
Adjusted EBITDA	$~387 - 410

Sales	$~3,650 - 3,800

Adjusted EBITDA margin (2)	~10.6% - 10.8%

Diluted earnings per share from continuing operations	$~2.00 - 2.15
Impact of adjustments on diluted earnings per share	~0.15
Adjusted diluted earnings per share from continuing operations	$~2.15 - 2.30

Diluted average common shares outstanding	~73

Cash provided by operating activities	$~205 - 220
Capital expenditures	~(95)
Free cash flow	$~110 - 125

(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited, Proforma Table)
(in millions, except per share amounts)

Beginning in the second quarter of fiscal year 2021, the company revised its presentation of two non-GAAP measures, adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share, to better align with SEC guidance. The adjustment for non-cash tax expenses related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits will no longer be included in these two non-GAAP measures. The table below shows the prior period impact of revising the presentation of adjusted income (loss) from continuing operations and adjusted diluted earnings (loss) per share.

	2019	2020					2021
	Full Year	Q1	Q2	Q3	Q4	Full Year	Q1
Adjusted income (loss) from continuing operations attributable to Meritor, Inc. - As reported	$330	$52	$56	$(34)	$11	$85	$44
Less: Non-cash tax adjustment	51	9	8	(8)	3	12	1
Adjusted income (loss) from continuing operations attributable to Meritor, Inc.	$279	$43	$48	$(26)	$8	$73	$43

Adjusted diluted earnings (loss) per share from continuing operations - As reported	$3.82	$0.64	$0.74	$(0.47)	$0.15	$1.12	$0.60
Less: Impact of non-cash tax adjustment	0.59	0.11	0.10	(0.11)	0.04	0.15	0.01
Adjusted diluted earnings (loss) per share from continuing operations	$3.23	$0.53	$0.64	$(0.36)	$0.11	$0.97	$0.59

Diluted average common shares outstanding	86.3	80.7	75.3	72.1	73.8	75.6	73.2